Exhibit 2.1

Share Purchase Agreement

relating to the sale and purchase of the entire issued share capital of UK Biocentre Limited

Dated March 4, 2026

i

Contents

1.	Definitions and interpretation	1
2.	Sale and purchase	10
3.	Consideration	13
4.	Locked box	14
5.	Completion	15
6.	Deferred Consideration	16
[***]		17
Payment		17
Conduct of Business		17
7.	Post-Completion Undertakings	18
8.	Warranties	18
9.	Tax Schedule	19
10.	Purchaser's remedies	19
11.	Limitations on liability	19
12.	Conduct of Third Party Claims	19
13.	W&I Policy	20
14.	Protection of goodwill	21
15.	Set Off	22
16.	[***]	22
17.	[***]	24
18.	General	25
19.	Announcements	28
20.	Costs and expenses	28
21.	Payments	28
22.	Notices	28
23.	Vendors' Representative	30
24.	Governing law and jurisdiction	30
Schedule 1 The Vendors		32
Schedule 2 The Company		33
Schedule 3 The Properties		34
Part 1 Leasehold Properties		34
Part 2 Tenancies		34
Schedule 4 Non-Tax Warranties		36
Schedule 5 Limitations on Liability		54
Schedule 6 Tax Schedule		59
Part 1		59
Definitions and interpretation		59
Part 2		62
Tax Warranties		62
Part 3		63
Covenants to the Purchaser		63
Part 4		65
Limitations and general		65

Agreed form documents

Agreed Announcement

Board minutes of the Company

Disclosure Letter

Deeds of Surrender

EV to Equity Bridge

Letter from Simon Jones being the registrable person within the meaning of Section 790C, CA2006 entered in the register of people with significant control of the Company immediately prior to Completion that he has ceased to be registrable.

Letters from or on behalf of the registrable persons and registrable relevant legal entities within the meaning of Section 790C, CA2006 in respect of the Company immediately after Completion notifying the Company of their required particulars within the meaning of Section 790K, CA2006

Letters of resignation of Simon Jones, Emma Rooth, Linda Naylor, Katrina Nurse and Richard Trembath, and Andrew Roddam as directors of the Company

Vendor(s) Power of attorney (signing)

[***]

[***]

Option Exercise Documents

Option Agreements

W&I Policy

Service Agreements

This Agreement is made on	2026

Between:

(1)	The persons whose names and addresses are set out in Schedule 1 (The Vendors) (the "Vendors");

(2)	Azenta UK Ltd (registered in England and Wales with company number: 04109439) whose registered office is at Gilchrist Road, Northbank Industrial Park, Irlam, M44 5AY (the "Purchaser"); and

(3)	[***]

Background:

(A)

As at the date of this Agreement the Vendors are the registered and beneficial owner of the Sale Shares. The Shares comprise the entire issued share capital of the Company and are fully paid or credited as fully paid.

(B)	The Vendors have agreed to sell and the Purchaser has agreed to purchase the Sale Shares on the terms set out in this Agreement ("Transaction").

(C)	[***]

It is agreed as follows:

1.	Definitions and interpretation

1.1	In this Agreement, including the Background, unless a contrary intention is expressly stated, the following definitions shall apply:

"Accounts" means the statement of comprehensive income, financial position, changes in equity and cash flow for the Company for the financial period ended on the Accounts Date, a copy of which is contained in the Data Room.

"Accounts Date" means 30 September 2025.

[***]

"Agreed Announcement" means the press announcement in the agreed form in respect of the Transaction.

"Agreement" means this agreement (including any Schedule to it).

"Applicable Law" means (with respect to any person, property, transaction, event or other matter) any law, rule, statute, regulation, instrument, order, judgment, decree, treaty or other requirement having the force of law in any jurisdiction relating or applicable to such person, property, transaction, event or other matter, and includes where appropriate, any interpretation of any of the foregoing (or any part thereof) by any person having jurisdiction over it, or charged with its administration or interpretation.

"Business Day" means a day (other than a Saturday, a Sunday or a public holiday) on which clearing banks are open for all normal banking business in the City of London.

"CA2006" means the Companies Act 2006.

"Claim" means a Warranty Claim and/or a claim by the Purchaser against the Vendors under the Tax Covenant (as the case may be).

"Company" means UK Biocentre Limited (registered in England and Wales with company number: 07618653) whose registered office is at Units 2 & 3, Java Park, Bradbourne Drive, Tilbrook, Milton Keynes, MK7 8AT.

"Company's Bank Account" means the bank account held in the name of the Company with [***] with account number: [***], sort code: [***], IBAN: [***] and BIC: [***].

"Completion" means the completion of the sale and purchase of the Sale Shares in accordance with this Agreement.

"Consideration" means the aggregate consideration payable by the Purchaser to the Vendors for the Sale Shares pursuant to sub-clauses 3.1 to 3.3 (Consideration) comprising the Initial Consideration and the [***].

"Contract" means a contract, agreement, transaction, obligation, commitment, understanding or arrangement of the Company (whether in writing or not) which remains to be performed or in respect of which the Company has rights.

"Data Protection Laws" means all Applicable Laws relating to the processing of personal data, including but not limited to:

(a)	the UK GDPR;

(b)	the EU GDPR;

(c)	any laws or regulations ratifying, implementing, adopting, supplementing or replacing the UK GDPR and EU GDPR;

(d)	the DPA; and

(e)	the Privacy and Electronic Communications (EC Directive) Regulations 2003 (as amended).

"Data Room" means the electronic data room with the title "Project Polaris" hosted and maintained by Intralinks containing documents and information relating to the Company and the Vendors as at 5.00 p.m. (UK time) on 3 March 2026 made available to the Purchaser and its advisers in relation to the Transaction, an electronic copy of which shall be provided to the Purchaser at Completion.

"Deeds of Surrender" means:

(a)	[***]

(b)	[***]

"Determined Relevant Claim" means a claim in respect of the Relevant Tax Liability Claim that has been (i) settled by agreement between the Purchaser and the Vendors’ Representative as to quantum and liability; or (ii) determined by a court of competent jurisdiction as to quantum and liability that once given is final and is not, or is no longer, appealable; or (iii) is unconditionally withdrawn by the Purchaser in writing.

[***]

[***]

"Disclosed" means fairly disclosed to the Purchaser in such a manner and with sufficient detail to enable a reasonable purchaser to understand the nature and scope of the matter disclosed and make a reasonably informed and accurate assessment of it.

"Disclosure Letter" means the letter of the same date as this Agreement in the agreed form from the Vendors to the Purchaser and delivered to the Purchaser disclosing matters in relation to the Warranties.

"DPA" means the Data Protection Act 2018.

"Employee" means an individual employed by the Company pursuant to a contract of employment for the purposes of Section 230(2), ERA.

[***]

"Encumbrance" means any interest or equity of any person (including any right to acquire, option or right of pre-emption or conversion), any mortgage, charge, pledge, lien, assignment, hypothecation, security interest, title retention, or any other security agreement or arrangement, or any agreement to create any of the above.

"ERA" means the Employment Rights Act 1996.

"EU GDPR" means the General Data Protection Regulation (2016/679).

"EV to Equity Bridge" means the Project Polaris – EV to Equity Bridge in the agreed form and as set out in Schedule 10, setting out, among other things a calculation (and constituent elements thereto) of the bridge between the enterprise and equity value of the business of the Company.

"Fundamental Warranties" shall have the meaning given to it in sub-clause 2.6 (Sale and purchase), and "Fundamental Warranty" shall be construed accordingly.

"Fundamental Warranty Claim" shall have the meaning given to it in sub-clause 2.8 (Sale and purchase).

"Governmental Authority" means any governmental or public body, department, central bank, court, commission, board, bureau, agency, regulatory or similar authority in the United Kingdom, or any other country and includes any district, county, federal, state, provincial, municipal. local or similar authorities.

"Guaranteed Obligations" means all present and future payment obligations from time to time due, owing or incurred by the Purchaser in respect of the [***], each a "Guaranteed Obligation".

"HMRC" has the meaning given to it in the Tax Schedule.

"holding company" has the meaning given to it in Section 1159, CA2006.

"IA86" means the Insolvency Act 1986.

"Initial Consideration" means the amount set out in clause 3.2.

"Insurance Policies" means the policies of insurance currently maintained by the Company at the date of this Agreement.

"ITEPA" has the meaning given to it in the Tax Schedule.

"Leakage" means any amount (other than a Permitted Payment) received by the Vendors (or any one of them) or any Vendor Associate of any Vendor and/or any payment (or repayment as the case may be) made by the Company in breach of sub-clause 4.1 (Locked box).

"Leakage Claim" shall have the meaning given to it in sub-clause 4.5 (Locked box).

"Locked Box Balance Sheet" means the unaudited balance sheet of the Company as at the Locked Box Date set out in Schedule 8, Part 1 (Locked Box Balance Sheet).

"Locked Box Date" means 31 December 2025.

"Management Accounts" means each of the unaudited monthly management accounts for the Company for the period from the Accounts Date to 31 January 2026 (including any notes thereon) and annexed to the Disclosure Letter.

"Non-Tax Claim" means any Claim which is not a Tax Claim.

"Non-Tax Warranty" means any warranty set out in Schedule 4 (Non-Tax Warranties).

"notice" includes any notice, demand, consent or other communication.

[***]

[***]

[***]

[***]

[***]

"Option Agreements" means the following duly executed agreed form agreements:

(a)

share option agreement entered into by the Company, Simon Jones and Andrew Roddam setting out the terms on which the Company granted an Option to Andrew Roddam and Simon Jones agreed to satisfy the Option; and

(a)

share option agreement entered into by the Company, Simon Jones and Dr. Antony Cox setting out the terms on which the Company granted an Option to Dr. Antony Cox and Simon Jones agreed to satisfy the Option.

"Option Exercise Documents" means the following duly executed agreed form documents:

(a)	waivers for the transfers from the current board of Directors of the Company in accordance with the Articles;

(b)	a letter to each Option Holder from the Company confirming the impact of the Agreement on their Options;

(c)	an option exercise notice for each Option Holder;

(d)	a declaration of trust from Simon Jones to each Option Holder;

(e)	a stock transfer form in respect of the Shares acquired on the exercise of the Options;

(f)	an election pursuant to section 431 ITEPA from each Option Holder and their employer in respect of all their Shares acquired on exercise of their Option; and

(g)	minutes of the board of the Company resolving to permit the exercise of the Options and the transfer of the Shares acquired following the exercise of the Options;

"Option Exercise Price" means the aggregate exercise price to be paid to Simon Jones by each of the Option Holders to exercise the Options and as set out in column 9 (Option Exercise Price) of the table set out in Schedule 1 (The Vendors).

"Option Holders" means each of Andrew Roddam and Dr. Antony Cox;

"Options" means the rights to acquire Shares granted by the Company to the Option Holders, pursuant to the terms of the Option Agreements;

"Option Tax Liability" means any Tax (including but not limited to both primary (employee's) and secondary (employer's) class 1 National Insurance contributions), income tax and stamp duty arising on the exercise of the Options and as set out in column 8 (Option Tax Liability) of the table set out in Schedule 1 (The Vendors).

"Outstanding Relevant Claim" means a Relevant Tax Liability Claim notified by the Purchaser in accordance with this Agreement that is not a Determined Relevant Claim, in respect of which the Purchaser has obtained (at its own cost) and sent to the Vendor's Representative written advice of counsel (who shall be King's Counsel and who shall have, in the Purchaser's reasonable opinion, such experience required to advise on the nature and subject matter of the relevant claim) ("Counsel"), to the effect that on the balance of probabilities the Purchaser has more than a 50% chance of succeeding in their claim and specifying the quantum of which is Counsel's best estimate of the relevant Vendor's liability in respect of the claim in the event of a successful recovery by the Purchaser ("Counsel's Notice").

"parent company" has the meaning given to it in Section 1173, CA2006.

"Permitted Payments" means the permitted payments set out or described in Schedule 8, Part 2 (Permitted Payments).

"personal data" shall have the meaning given to it in the UK GDPR (or other applicable Data Protection Law as the context requires).

"processing" and "processor" shall have the meaning given to them in the UK GDPR (or other applicable Data Protection Law as the context requires).

"Purchaser's Fraud Declaration" means the declaration by the Purchaser in agreed form required by the W&I Insurer to take out the W&I Policy.

"Purchaser's Group" means the Purchaser and any holding company and any parent company and any subsidiary and any subsidiary undertaking of the Purchaser or such companies from time to time (and from Completion shall include the Company) and "Purchaser Group Company" means any member of the Purchaser's Group.

"Prospective Customer" means a person who is at Completion, or who has been at any time during the period of 12 months immediately preceding the date of this Agreement, in discussions with the Company with a view to becoming a client or customer of the Company.

"Relevant Bonus Event" means any of, or a combination of:

(a)	a Relevant Tax Liability Claim;

(b)	a Relevant SA Claim; and/or

(c)	[***]

"Relevant SA Claim" means the Vendor's Representative notifying the Purchaser in writing that a Vendor or the Vendors have received a claim for payment from HMRC in relation to their self-assessment returns for any Liability to Taxation which becomes payable by the relevant Vendor to account for income tax or any employee national insurance contributions (and any related interest or penalties) arising in respect of, or by reference to, or as a consequence of the B ordinary shares of the Company held by the relevant Vendor before or on Completion, including but not limited to the acquisition, disposal and lifting of any restrictions in relation to such B ordinary shares of the Company.

"Relevant Tax Liability" has the meaning given in the Tax Schedule;

"Relevant Tax Liability Claim" means a claim in respect of a Relevant Tax Liability;

"Relevant Policy" has the meaning given to it in paragraph 8 of Schedule 5 (Limitations on liability).

"Relief" has the meaning given in the Tax Schedule.

"Restricted Business" [***]

(a)	[***]

(b)	[***]

(c)	[***]

(d)	[***]

(e)	[***]

[***]

"Restricted Customer" means any person who is at Completion, or who has been at any time during the period of 12 months immediately preceding the date of this Agreement, a client or customer of the Company.

"Restricted Supplier" means any person who is at Completion, any person who is at Completion, or who has been at any time during the period of 12 months preceding the date of this Agreement, a supplier of goods or services to the Company.

"Restricted Period" means the period commencing on Completion and ending 3 years from Completion.

"Run-off Insurance Policies" means the following run-off insurance policies in the name of the Company:

(a)	[***]

(b)	[***]

(c)	[***]

(d)	[***]

"Senior Employee" any person who is or was at any point during the 12 month period prior to Completion:

(a)	employed by the Company in an executive or senior management role, or a director of the Company; or

(b)	is a director of the Company.

"Sale Shares" means the 9,999 B ordinary shares of £1.00 each in the capital of the Company held by the Vendors in the amounts and proportions set out in Schedule 1 (The Vendors)

"Service Agreements" means the following duly executed agreed form documents:

(a)	the service agreement to be entered into by the Company and Antony Cox;

(b)	the service agreement to be entered into by the Company and Linda Basset;

(c)	the service agreement to be entered into by the Company and Matthew Bellis;

(d)	the service agreement to be entered into by the Company and Sam Willet; and

(e)	the service agreement to be entered into by the Company and James Stalker.

"Shares" means the Sale Shares and the 1 A ordinary share of £1.00 in the capital of the Company held by the Company, together comprising the entire issued share capital of the Company at Completion.

"subordinate legislation" has the meaning given to it in Section 21(1), Interpretation Act 1978.

"subsidiary" has the meaning given to it in Section 1159, CA2006.

"subsidiary undertaking" has the meaning given to it in Section 1162, CA2006.

"Sum Recovered" has the meaning given to it in paragraph 9 of Schedule 5 (Limitations on liability).

"Surviving Provisions" means the provisions of clause 1 (Definitions and interpretation), clause 13 (W&I Policy), clause 16 (General) (save for sub-clauses 18.5 (Effect of Completion) and 18.8 (Further assurance)), clause 19 (Announcements), clause 20 (Costs and expenses), clause 21 (Payments), clause 22 (Notices) and clause 24 (Governing law and jurisdiction).

"Tax Authority" has the meaning given to it in the Tax Schedule.

"Tax Claim" has the meaning given to it in the Tax Schedule.

"Tax Covenant" means the covenant given severally by the Vendors under paragraph 3 of part 3 of the Tax Schedule.

"Tax Schedule" means the provisions of Schedule 6 (Tax Schedule).

"Tax Warranty" means any warranty set out in paragraph 2 of part 2 of the Tax Schedule.

"Taxation" and "Tax" have the meaning given to them in the Tax Schedule.

"Territory" means United Kingdom and any other territory in which the Company has derived revenue during the period of 12 months immediately preceding the date of this Agreement.

"Third Party Claim" has the meaning given to it in clause 12 (Conduct of Third Party Claims).

"Third Party Recovery" has the meaning given to it in paragraph 8 of Schedule 5 (Limitations on liability).

"Transaction Documents" means this Agreement, the Disclosure Letter, Service Agreements and each of the documents referred to in this Agreement as being in the agreed form and any other agreement or document entered into at Completion in connection with the Transaction and "Transaction Document" means any one of them.

"UK GDPR" has the meaning given to that term in the DPA.

"Vendor Associate" has the meaning given to it in the Tax Schedule.

"Vendors' Solicitors" means Osborne Clarke LLP of One London Wall, London EC2Y 5EB.

"Vendors' Solicitors' Bank Account" " means the Vendors' Solicitors' bank account at [***]; account name: [***]; account number: [***]; sort code: [***] (and/or such other bank account(s) as the Vendors' Representative and the Purchaser may agree in writing).

"Vendors' Representative" means Simon Jones or such other person as the majority in number of the Vendors may notify to the Purchaser in writing from time to time.

"Warranties" means the Non-Tax Warranties and the Tax Warranties, and "Warranty" means any one of them.

"Warranty Claim" means a claim by the Purchaser against the Vendors for breach of any of the Warranties.

"W&I Costs" means the aggregate amount payable in respect of the costs and expenses arising out of the negotiation and entry into the W&I Policy, including the insurance premium payable under the W&I Policy, brokerage costs, underwriting costs and insurance premium Tax payable.

"W&I Insurer" means the insurer for the W&I Policy, being Markel International Insurance Company Limited.

"W&I Policy" means the warranty and indemnity liability policy of insurance in the agreed form issued by the W&I Insurer in favour of the Purchaser on the date of this Agreement and in respect of this Agreement.

"W&I Policy Limit" means [***]

1.2	In this Agreement:

(a)	words in the singular include the plural and vice versa and words in one gender include any other gender;

(b)	a reference to a statute or statutory provision includes:

(i)	any subordinate legislation made under it;

(ii)	any repealed statute or statutory provision which it re-enacts (with or without modification); and

(iii)	any statute, statutory provision or subordinate legislation which modifies, consolidates, re-enacts or supersedes it,

provided such subordinate legislation, re-enactment, statute or statutory provision came into force prior to the date of this Agreement;

(c)	a reference to:

(i)

a "party" means each person as set out at the head of page 1 and "parties" means all of the parties to this Agreement and, upon any succession or permitted assignment, a reference to any party shall be deemed to include a reference to that party's successors in title or such permitted assigns;

(ii)

a "person" includes any individual, firm, corporation, body corporate, association or partnership, trust, unincorporated organisation, employee representative body, government or state or agency or department thereof, executors, administrators or successors in title (whether or not having a separate legal personality);

(iii)

clauses and Schedules are to clauses and Schedules of this Agreement, references to Parts are to Parts of Schedules and references to sub-clauses and paragraphs and sub-paragraphs are references to sub-clauses, paragraphs and sub-paragraphs of the clause or Schedule in which they appear;

(iv)	any provision of this Agreement is to that provision as amended in accordance with the terms of this Agreement;

(v)	any document being "in the agreed form" means in a form which has been agreed by or on behalf of the parties on or prior to the date of this Agreement;

(vi)	an obligation to "indemnify" or "keep indemnified" (or words to that effect) any person in relation to a particular circumstance:

(A)

shall be an obligation to pay on a pound for pound basis a sum equal to all losses, claims, liabilities, damages and demands suffered and all reasonable costs and expenses (including legal and professional costs and expenses), properly incurred by the indemnified party or other relevant person arising out of or in connection with that circumstance and such payment shall be due and payable on demand; and

(B)	is without prejudice to any other rights and remedies the indemnified party or person has under this Agreement;

(vii)	"writing" shall not include fax or any other communication in electronic form, other than email where explicitly stated and "written" shall be construed accordingly;

(d)

save as expressly defined or otherwise set out in sub-clause 1.1 (Definitions and interpretation) or this sub-clause 1.2 (Definitions and interpretation) or in any other provision of this Agreement, words and expressions which are defined in the CA2006 shall have the meaning as is attributed to them in the CA2006 when used in this Agreement;

(e)	"sterling" and the sign "£" means pounds sterling in the currency of the United Kingdom;

(f)	the table of contents and headings are for convenience only and shall not affect the interpretation of this Agreement;

(g)	general words shall not be given a restrictive meaning:

(i)	if they are introduced by the word "other" or "including" or similar words by reason of the fact that they are preceded by words indicating a particular class of act, matter or thing; or

(ii)	by reason of the fact that they are followed by particular examples intended to be embraced by those general words;

(h)

where any statement is qualified by the expression "so far as the Vendors are aware" or "to the best of the Vendors' knowledge " or any similar expression, it shall be deemed to refer to the actual knowledge of the Vendors and shall be deemed to include an additional statement that it has been made after reasonable enquiry of each other Vendor and each of Sam Willett, James Stalker, Matt Bellis, and Linda Dunbar-Basset;

(i)

where any liability or obligation is undertaken by two or more Vendors, the liability or obligation of each of them shall be several (and not joint and several), unless expressly stated to the contrary;

(j)

for the purposes only of the membership requirement contained in subsections 1159(1)(b) and (c), CA2006, shares registered in the name of a person (or its nominee) by way of security or in connection with the taking of security shall be treated as held by the person providing the security and shares held by a person as nominee for another person shall be treated as held by such other person; and

(k)	the phrase "to the extent that" or any similar phrase indicates an element of degree and is not to be read solely as introducing a condition.

2.	Sale and purchase

2.1	Subject to the provisions of this Agreement the Vendors shall sell and the Purchaser shall purchase the Sale Shares with effect from Completion.

2.2

Each of the Vendors severally agrees with the Purchaser that the Sale Shares shall be sold with the benefit of all rights attaching to or accruing to them as at the date of Completion including all dividends or other distributions declared, paid or made by the Company on or after the date of Completion.

2.3

The Purchaser shall not be obliged to complete the purchase of the Sale Shares and the Vendors shall not be obliged to complete the sale of the Sale Shares unless the sale and purchase of all the Sale Shares is completed simultaneously.

2.4

Each of the Vendors severally hereby irrevocably and unconditionally waives all rights of pre-emption or similar rights over any of the Sale Shares conferred on them by either the articles of association of the Company or in any other way.

2.5	Each of the Vendors severally warrants to the Purchaser in respect only of himself or herself (as applicable) and the Sale Shares set out opposite that Vendor's name in Schedule 1 (The Vendors) that:

(a)	the Sale Shares set out opposite that Vendor's name in Schedule 1 (The Vendors) are fully paid up (or credited as fully paid);

(b)

the Vendor is the sole legal and beneficial owner of such Sale Shares and the Vendor has, and shall have pursuant to this Agreement, the right to transfer the legal and beneficial title to such Sale Shares on the terms of this Agreement and that they are transferred free from any Encumbrance, save for the pursuant to the Option Agreements;

(c)

the Vendor has the full power and authority to enter into and perform this Agreement and the Transaction Documents and any other documents to be executed by the Vendor and delivered pursuant to this Agreement, each of which shall constitute valid and binding obligations on the Vendor;

(d)

the Vendor is not bankrupt, has not proposed a voluntary arrangement nor has such Vendor made or proposed any arrangement or composition with his or her creditors or any class of his or her creditors or is unable to pay his or her debts within the meaning of IA86 or has stopped paying his or her debt; and

(e)	that the execution, delivery and performance by the Vendor of this Agreement shall not result in:

(i)	a breach of, or constitute a default under, any agreement or instrument to which it is a party or by which it is otherwise bound; or

(ii)	a breach of any order, judgment or decree of any court, governmental agency or regulatory body to which it is subject or by which it is bound.

2.6

Save as set out in (i) sub-clauses 2.7, 2.8, 2.9 and 2.10 (Sale and purchase) and (ii) the provisions of Schedule 5 (Limitations on liability), none of the warranties set out in sub-clause 2.5 (Sale and purchase) (the "Fundamental Warranties") is subject to any qualification or limitation whatsoever.

2.7	The Vendors' liability for breaches of the Fundamental Warranties is several, and no Vendor shall be liable for any breach of the Fundamental Warranties committed by any other Vendor.

2.8

No Vendor shall be liable for a claim for breach of the Fundamental Warranties (a "Fundamental Warranty Claim") unless written notice from or on behalf of the Purchaser giving reasonable details of the claim (in so far as they are known by the Purchaser), including the nature of the claim, the circumstances giving rise to it and the Purchaser's bona fide estimate of any alleged loss has been served or deemed to be served on the Vendors' Representative (on behalf of the Vendors) in accordance with the provisions of clause 22 (Notices) as soon as reasonably practicable and in any event not later than four years from Completion.

2.9

Any Fundamental Warranty Claim shall (if not previously satisfied, withdrawn or settled) be deemed to have been withdrawn and waived by the Purchaser (and no new claim may be made in respect of the facts giving rise to such withdrawn and waived Fundamental Warranty Claim) unless legal proceedings in respect of the relevant Fundamental Warranty Claim have been commenced (by being properly issued and validly served on the Vendors' Representative) within nine months of the notification of such Fundamental Warranty Claim to the Vendors' Representative pursuant to this clause 2.9 (Sale and Purchase).

2.10	Subject to paragraphs 14 to 17 of Schedule 5 (Limitations on liability) in respect of any Fundamental Warranty Claims, the Purchaser shall recover any amount due to it in the following order:

(a)	first, under the W&I Policy up to an amount equal to the W&I Policy Limit; and

(b)	second, to the extent that the relevant Vendor’s liability in respect of such Fundamental Warranty Claim following the application of clause 2.10(a) is not discharged in full,

from the relevant Vendor the amount not recovered by the Purchaser under the W&I Policy.

2.11	The Purchaser warrants to the Vendors:

(a)	that it is incorporated and validly subsisting under the laws of England and Wales and is licensed or qualified to do business under the laws of England and Wales; and

(b)	the terms of the Warranties set out at paragraph 3 (Insolvency) of Schedule 4 (The Warranties) save that references to the Company shall be deemed to be references to the Purchaser;

(c)

that it has the full power and authority to enter into and perform this Agreement and each of the Transaction Documents and other documents to be executed by it and delivered pursuant to this Agreement, each of which shall constitute valid and binding obligations on it;

(d)	that the execution, delivery and performance by it of this Agreement shall not result in:

(i)	a breach of any provision of its constitutional documents;

(ii)	a breach of, or constitute a default under, any agreement or instrument to which it is a party or by which it is otherwise bound; or

(iii)	a breach of any order, judgment or decree of any court, governmental agency or regulatory body to which it is subject or by which it is bound.

2.12	The Guarantor warrants to the Vendors:

(a)	that it is incorporated and validly subsisting under the laws of Delaware and is licensed or qualified to do business under the laws of Delaware; and

(b)	the terms of the Warranties set out at paragraph 3 (Insolvency) of Schedule 4 (The Warranties) save that references to the Company shall be deemed to be references to the Guarantor;

(c)

that it has the full power and authority to enter into and perform this Agreement and each of the Transaction Documents and other documents to be executed by it and delivered pursuant to this Agreement, each of which shall constitute valid and binding obligations on it;

(d)	that the execution, delivery and performance by it of this Agreement shall not result in:

(i)	a breach of any provision of its constitutional documents;

(ii)	a breach of, or constitute a default under, any agreement or instrument to which it is a party or by which it is otherwise bound; or

(iii)	a breach of any order, judgment or decree of any court, governmental agency or regulatory body to which it is subject or by which it is bound.

2.13

None of the warranties set out in sub-clause 2.11 (Sale and purchase) is subject to any limitation or qualification whatsoever and no letter, document or other communication shall be deemed to constitute a disclosure against these warranties.

2.14

From Completion until such time as the Purchaser (or its nominee) is entered into the Company's register of members as the registered holder of the Sale Shares, each Vendor agrees to hold the Sale Shares, as nominee, on trust for the Purchaser (or its nominee) as the beneficial owner of the Sale Shares. Accordingly, each Vendor agrees:

(a)	not to transfer or otherwise dispose of the Sale Shares, except as the Purchaser may direct in writing;

(b)

to account promptly to the Purchaser for any dividends, distributions, returns of capital or other property rights deriving from the Sale Shares and to hold any said amounts received on trust for the Purchaser;

(c)	to give promptly to the Purchaser a copy of all notices, written resolutions and other communications received by a Vendor in respect of the Sale Shares; and

(d)	to exercise all voting and other rights a Vendor may have in respect of the Sale Shares solely in accordance with the instructions of the Purchaser.

2.15

From Completion, each Vendor hereby irrevocably appoints the Purchaser (acting through any of its directors or officers from time to time) as its lawful attorney for the purpose of doing any act or thing which a Vendor could, as a member of the Company, do including:

(a)

receiving notices of and attending and voting at all meetings of the Company or of holders of any class of shares in the Company and signing any written resolutions or consents of the Company or of holders of any class of shares in the Company;

(b)	completing and returning proxy cards, consents to short notice and any other document to be signed by a member of the Company;

(c)	dealing with and giving directions in relation to any monies, securities, benefits, documents, notices or other communications arising in connection with the Sale Shares; and

(d)	otherwise executing and delivering all deeds, instruments and documents as may be done by a Vendor in its capacity as a registered holder of the Sale Shares.

2.16

The Purchaser may appoint one or more persons to act as a substitute attorney for the purposes of exercising the powers described in clause 2.15. The power of attorney described in clause 2.15 is given by way of security to secure the proprietary interest of the Purchaser as the acquirer of the Sale Shares and is irrevocable without the Purchaser's consent, save that it shall expire on the date on which the Purchaser (or its nominee) is entered in the Company's register of members as the holder of all of the Sale Shares.

3.	Consideration

3.1	The Consideration is aggregate of the Initial Consideration and the [***].

3.2	The Initial Consideration is £10,713,478.17 as calculated in accordance with the EV to Equity Bridge.

3.3	[***]

3.4	At Completion, the Purchaser shall pay to the Vendors an amount equal to the Initial Consideration in cash in accordance with clause 5 (Completion) and clause 21 (Payments).

3.5	[***]

3.6	The payment of:

(a)	the Initial Consideration in accordance with clause 5 (Completion), and

(b)	[***],

and in each case in accordance with clause 21 (Payments) by the Purchaser shall be a good and valid discharge of the Purchaser’s obligations to pay the sums in question under this Agreement, and the Purchaser shall not be concerned with the application of the monies so paid.

3.7	The Consideration shall be apportioned between the Vendors in accordance with the proportions set out in the table in Schedule 1 (The Vendors).

4.	Locked box

4.1

Subject to sub-clauses 4.4 to 4.8 inclusive, each of the Vendors severally warrants to the Purchaser in respect only of himself or herself that, in the period between the Locked Box Date and date of Completion, other than any Permitted Payments:

(a)	no dividends or other distributions have been declared, paid or made by the Company to or for the benefit of such Vendor or any Vendor Associate of such Vendor;

(b)	no payments have been made by the Company to or for the benefit of such Vendor or any Vendor Associate of such Vendor;

(c)	no share capital or loan stock of the Company held by such Vendor has been redeemed, repurchased or repaid;

(d)	no management charges, monitoring fees, directors' fees or bonuses have been paid by or levied on the Company by or for the benefit of such Vendor or any Vendor Associate of such Vendor;

(e)	no payment or transfer of assets has been paid or made by the Company to or for the benefit of such Vendor or any Vendor Associate of such Vendor;

(f)	no amount owed to the Company by such Vendor or any Vendor Associate of such Vendor has been waived by the Company;

(g)	no transaction or arrangement has been entered into by the Company with or for the benefit of such Vendor or any Vendor Associate of such Vendor;

(h)	no lending or borrowing has been made or undertaken between the Company and such Vendor or any Vendor Associate of such Vendor;

(i)	no indemnity has been given to and/or no liability has been incurred by the Company for such Vendor or for the benefit of any Vendor Associate of such Vendor;

(j)

there has been no payment by the Company of fees or expenses to an adviser of such Vendor or for the benefit of any Vendor Associate of such Vendor in relation to the transaction which is the subject matter of this Agreement; and

(k)	there has been no agreement to do any of the matters prohibited by sub-clauses 4.1(a) to (i).

4.2

Each Vendor severally undertakes to promptly notify the Purchaser in writing if they become actually aware of any matter, event or circumstance that has occurred between the Locked Box Date and Completion which such Vendor is actually aware gives rise to a Leakage Claim, including reasonable details (in so far as they are known to the Vendor) of the Leakage concerned and as far as is reasonably practicable, an estimate of the quantum of such Leakage.

4.3

Each Vendor severally undertakes to the Purchaser to pay to the Purchaser within 10 Business Days of written demand an amount in cash equal on a pound for pound basis the amount of any Leakage received by, or benefited from by, such Vendor or any Vendor Associate of such Vendor (in each case, net of any Relief available to the Company in respect of such Leakage and any amount in respect of VAT which is recoverable as input tax by the Company in respect of such Leakage).

4.4

Subject to the provisions of paragraphs 14 to 17 of Schedule 5 (Limitations on liability), the liability of any Vendor under this clause 4 (Locked box) shall not in any circumstances exceed a sum equal to the aggregate amount or value of any Leakage actually received by that Vendor and/or the Vendor Associates of such Vendor or in respect of which that Vendor and/or the Vendor Associates of such Vendor has actually benefited.

4.5

The liability of a Vendor in respect of a claim for breach of warranty under sub-clause 4.1 (a "Leakage Claim") shall absolutely terminate (if that Leakage Claim has not been previously satisfied, settled or withdrawn) if:

(a)

the Leakage Claim has not been notified to the Vendors' Representative (on behalf of the Vendors) in writing (giving reasonable details of the claim (if those are known by the Purchaser), including the nature of the claim, the circumstances giving rise to it and the Purchaser's bona fide estimate of any Leakage alleged to have been received or benefited from) in accordance with clause 22 (Notices) within 9 months after the date of Completion; or

(b)	legal proceedings in respect of the Leakage Claim have not been commenced within 6 months after the date of notification.

4.6

If any Leakage is received by or benefits, or is deemed to have been received by or benefit, more than one Vendor or its Vendor Associates in amounts that are not otherwise ascertainable, each relevant Vendor shall be deemed to have received or benefitted from the proportion of such amounts of Leakage as is equal to the proportion that the Consideration paid to that Vendor bears to the aggregate amount of the Consideration paid to all Vendors who have, or who are deemed to have, received or benefitted from such amounts of Leakage.

4.7	The Purchaser shall not be entitled to make any Leakage Claim if and to the extent that:

(a)

such Leakage Claim is attributable to or is increased by any voluntary act, omission, transaction or arrangement carried out by, at the written request of or with the consent of, the Purchaser or any of its officers, employees or agents;

(b)

provision, reserve or allowance for the matter giving rise to the Leakage Claim has been made in the Locked Box Balance Sheet or the EV to Equity Bridge or the matter to which such Leakage Claim relates was taken into account in computing the amount of such provision, reserve or allowance; and

(c)	the Purchaser has otherwise made recovery in respect of the same matter to which such Leakage Claim relates.

4.8	A Vendor's only liability in connection with any matter that constitutes Leakage shall be under this clause 4 (Locked box).

4.9	Nothing in this clause 4 (Locked box) shall limit the liability of a Vendor to the extent of any fraud, wilful concealment or fraudulent misrepresentation by that Vendor in relation to any Leakage.

4.10

Save as set out in this clause 4 (Locked box), no other term of this Agreement (including Schedule 5 (Limitations on liability)) or the Disclosure Letter shall qualify or limit the liability of any Vendor in respect of any Leakage Claim.

5.	Completion

5.1

Completion shall take place immediately after execution of this Agreement in accordance with the provisions of this Agreement. Completion shall take place remotely by the electronic exchange of the Transaction Documents or at such physical location as the parties may agree in writing.

5.2	At Completion:

(a)	the Vendors and the Purchaser shall perform their respective obligations under this Agreement, including those obligations set out in Schedule 7 (Completion obligations); and

(b)

subject to sub-clauses 5.4 and 5.5, the Purchaser shall pay the Initial Consideration to the Vendors in the proportions set out in column 4 (Initial Consideration) of the table in Schedule 1 (The Vendors) in cash by electronic transfer to the Vendors' Solicitors' Bank Account in accordance with clause 21 (Payments); and

(c)	the Purchaser shall pay the full amount of the W&I Costs to the W&I Insurer on behalf of itself and the Vendors.

5.3

Each of the actions carried out at Completion pursuant to sub-clause 5.2 (Completion) and Schedule 7 (Completion obligations) shall be deemed to take place simultaneously provided that, for practical reasons, Completion shall take place in the sequence set out in Schedule 7 (Completion obligations) and sub-clause 5.2 (Completion) above. Accordingly, each of the actions to be carried out at Completion shall be deemed to have been carried out subject to the condition that each of the other actions required to be carried out at Completion pursuant to sub-clause 5.2 (Completion) and Schedule 7 (Completion obligations) have actually been carried out and (save to the extent otherwise agreed in writing between the Vendors' Representative and the Purchaser) Completion will not have occurred until all such actions have been carried out.

5.4

Each Option Holder severally and irrevocably authorises, directs and instructs the Purchaser to deduct from its pro rata share of the Initial Consideration payable to them pursuant to sub-clause 5.2, the Option Exercise Price and such amount as is necessary to satisfy the Option Tax Liability which they are liable to pay in connection with the exercise of their Options.

5.5	Each Option Holder and the Purchaser agree that, on Completion, the Purchaser shall pay:

(a)

to the Company's Bank Account on behalf of that Option Holder, the amounts equal to the Option Tax Liability and the Purchaser shall procure that the Company shall pay such Option Tax Liability to HMRC within the requisite time limits; and

(b)

to Simon Jones on behalf of that Option Holder, in accordance with clause 5.2(b), the amount equal to the Option Exercise Price, as listed against that Option Holders name in column 9 of the table in Schedule 1(The Vendors) and that the Option Exercise Price is paid to Simon Jones in discharge of the relevant Option Holder's obligation to pay the Option Exercise Price.

6.	Deferred Consideration

[***]

6.1	[***]

6.2	[***]

6.3	[***]

6.4	[***]

[***]

6.5	[***]

Payment

6.6	[***]

6.7	[***]

6.8	[***]

[***]

6.9	[***]

(a)	[***]

(b)	[***]

(c)	[***]

(d)	[***]

(e)	[***]

(f)	[***]

(g)	[***]

6.10	[***]

(a)	[***]

(b)	[***]

(c)	[***]

7.	Post-Completion Undertakings

7.1	For 6 years following Completion the Purchaser will, and will procure that the Company will:

(a)

preserve the books, correspondence and records of the Company relating to any period up to Completion the extent necessary for the purpose of compliance with applicable accounting, legal and regulatory requirements; and

(b)

allow the Vendors' Representative and their agents (on reasonable notice) access during the hours of 9.00 am to 5.30 pm on any Business Day to inspect and take copies of the books, correspondence and records preserved in accordance with sub-clause 7.1(a) (Post-Completion matters).

7.2	The Purchaser undertakes to the Vendors that the Company will, and the Purchaser will procure that the Company will, at all times:

(a)	continue to service contracts with its Restricted Customers on the same terms (or no less favourable terms) as set out in the existing agreements with those Restricted Customers as at Completion;

(b)	continue to seek to support academic and commercial scientific research in the UK; and

(c)	continue to retain storage of all current sample collections on behalf of its Restricted Customers in the UK only.

8.	Warranties

8.1	The Vendors severally warrant to the Purchaser in the terms of the Warranties at the date of this Agreement.

8.2

Each of the Warranties is a separate and independent Warranty and shall not be limited by reference to any other Warranty or anything in this Agreement (save to the extent expressly provided to the contrary in Schedule 5 (Limitations on liability) or paragraph 4 of part 4 of the Tax Schedule).

9.	Tax Schedule

The Tax Schedule shall apply from the date of this Agreement.

10.	Purchaser's remedies

10.1	The rights and remedies of the Purchaser in respect of any breach of the Warranties or the Tax Covenant or of any other provision of this Agreement shall not be affected by Completion.

10.2

If any Claim or claim under any other provision of this Agreement is made, save in the event of fraud, wilful concealment or fraudulent misrepresentation, no Vendor shall make any claim against the Company or any director or employee of the Company on whom such Vendor may have relied prior to agreeing to any provisions of this Agreement or authorising any statement in the Disclosure Letter. This sub-clause 10.2 (Purchaser's remedies) shall not preclude any Vendor from claiming against any other Vendor under any right of contribution or indemnity to which he or she may be entitled.

10.3

Any amount paid by the Vendors to the Purchaser in respect of any of the provisions of this Agreement shall be treated as paid to the Purchaser by way of pro rata reduction in the Consideration but will not reduce the Consideration below zero.

11.	Limitations on liability

11.1	The liability of the Vendors in respect of any claim under this Agreement (including any Claim) shall be limited as provided in Schedule 5 (Limitations on liability) and part 4 of the Tax Schedule.

11.2

Save as set out in clause 2 (Sale and purchase) or clause 4 (Locked box), the provisions of this clause 11 (Limitations on liability) and Schedule 5 (Limitations on liability) and paragraph 4 of part 4 of the Tax Schedule shall not apply to any claim made against the Vendors to the extent that the claim (or the delay in the discovery of it) is the consequence of or is increased as a consequence of any fraud, wilful concealment or fraudulent misrepresentation on the part of any of the Vendors.

12.	Conduct of Third Party Claims

12.1	Subject to the claims reporting provisions of the W&I Policy, the Purchaser shall notify the Vendors' Representative (on behalf of the Vendors) in writing of:

(a)

any claim made against it or the Company or another member of the Purchaser's Group by a third party which may give rise to a Non-Tax Claim or any other claim under this Agreement (other than a Tax Claim); and

(b)

any claim the Company is entitled to bring against a third party which claim is based on circumstances which may give rise to a Non-Tax Claim or any other claim under this Agreement (other than a Tax Claim, each such claim being a "Third Party Claim").

12.2	In the event of a Third Party Claim, the Purchaser shall:

(a)

as soon as reasonably practicable provide and shall procure that the Company provides to the Vendors' Representative and/or the W&I Insurer and their professional advisers reasonable access to any relevant premises, personnel, assets, material documents, information and records within their power, possession or control for the purpose of investigating any Third Party Claim and enabling the Vendors' Representative and/or the W&I Insurer to take the action referred to in this clause 12 (Conduct of Third Party Claims);

(b)	allow the Vendors' Representative and their advisers to take copies of any relevant material documents or records.

12.3	The Purchaser shall:

(a)

keep the Vendors' Representative and/or the W&I Insurer reasonably informed of any material development in the conduct of the Third Party Claim and shall procure that the Vendors' Representative and/or the W&I Insurer are promptly sent copies of all relevant material communications and other documents (written or otherwise) transmitted to any other party to any proceedings or their agents or professional advisers (including pleadings and any opinions relating to any proceedings against any third parties);

(b)

not and shall procure that each member of the Purchaser's Group shall not admit liability or compromise, settle or waive any right in relation to that Third Party Claim that would give rise to (or increase the size of) of a claim without the prior written consent of the Vendors' Representative and/or the W&I Insurer, such consent not to be unreasonably withheld, conditioned or delayed; and

(c)	[***]

12.4

The provisions of this clause 12 (Conduct of Third Party Claims) shall not apply in relation to the relevant Third Party Claim to the extent that such provisions could or will render the W&I Policy void or voidable, or entitle the W&I Insurer to repudiate or rescind the W&I Policy in whole or in part, or in the event that the W&I Insurer exercises its right to take over conduct of such Third Party Claim.

13.	W&I Policy

13.1	The Purchaser:

(a)	undertakes to sign the Purchaser’s Fraud Declaration at or prior to Completion;

(b)	undertakes to comply with the terms of the W&I Policy; and

(c)

agrees not to take any step, including accepting any premium back from the W&I Insurer, which would in any way vitiate or impair the full force and effect of the W&I Policy or reduce or lose any recovery under it.

13.2

Without prejudice to sub-clause 13.1 (W&I Policy), the Purchaser shall not, without the prior written consent of the Vendors' Representative, agree to any amendment, variation or waiver of the W&I Policy with the W&I Insurer, the effect of which would, or could reasonably be expected to, increase the liability of the Vendors in respect of a Claim.

13.3

The Purchaser shall use all reasonable endeavours to recover the amount of any Claim or any other claim under this Agreement for which there is cover under the W&I Policy where the Vendors would have any liability for such claim to the extent it is not so recovered.

13.4	The Vendors acknowledges and agree with the Purchaser that:

(a)	none of the provisions of this Agreement shall prejudice or restrict the Purchaser's right to claim under the W&I Policy; and

(b)

the Vendors shall not have any interest in the W&I Policy and shall not have any right or entitlement to receive any payment made by the W&I Insurer under the W&I Policy or to receive any payment, benefit or relief which is derived from or which is otherwise attributable to any payment under the W&I Policy.

14.	Protection of goodwill

14.1

In order to assure to the Purchaser the full benefit of the business and goodwill of the Company, each Vendor severally undertakes to the Purchaser in respect only of himself or herself that (save as may be bona fide in fulfilling their duties as an employee or consultant of a Purchaser Group Company thereafter) they shall not directly or indirectly, whether on their own account or in conjunction with or on behalf of any other person, do any of the following things without the Purchaser's prior written consent:

(a)

subject to sub-clause 14.3 (Protection of goodwill), during the Restricted Period carry on or be engaged, concerned or interested in any business which directly competes in the Territory with the Restricted Business;

(b)	subject to sub-clause 14.2 (Protection of goodwill), during the Restricted Period:

(i)

endeavour to entice away from the Company or encourage to terminate their employment with the Company (whether or not such termination would be a breach of their contract of employment) any Senior Employee; or

(ii)	employ or otherwise engage any Senior Employee;

(c)

at any time during the Restrictive Period, induce or attempt to induce a Restricted Customer or Prospective Customer to cease conducting business with, or to reduce the amount of business conducted with, or to vary adversely the terms upon which it conducts business with, the Company or do any other thing which is reasonably likely to have such an effect;

(d)

at any time during the Restricted Period, have any business dealings with a Restricted Customer or a Prospective Customer in connection with the provision of services to them in competition with the business of the Company;

(e)

at any time during the Restricted Period, interfere or seek to interfere with the supply of goods or services to the Company by any Restricted Supplier if such interference causes or is reasonably likely to cause that supplier to cease supplying or materially reduce its supply of such goods or services to the Company;

(f)

save in the circumstances referred to in sub-clause 18.10(b) (Confidentiality), disclose to any other person any information which is secret or confidential to the business or affairs of the Company or use any such information to the detriment of the business of the Company for so long as that information remains secret or confidential; or

(g)	in relation to a business which is competitive with the Restricted Business, use any trade or business name or distinctive mark, style or logo used by or in the business of the Company at Completion.

14.2

The placing of any general advertisement which is not specifically directed at any Senior Employee, the employment or engagement of a Senior Employee who approaches the relevant Vendor on an unsolicited basis, or the recruitment of any Senior Employee through an employment agency where such agency has not been specifically instructed to solicit any Senior Employee, shall not constitute a breach of sub-clause 14.1(b) (Protection of goodwill).

14.3

The holding of shares in a company whose shares are listed on a recognised investment exchange or overseas investment exchange (as such terms are defined in Sections 285 and 313, Financial Services and Markets Act 2000) which confer not more than 5% of the votes which could normally be cast at a general meeting of that company) shall not constitute a breach of sub-clause 14.1(a) (Protection of goodwill).

14.4

The undertakings contained in this clause 14 (Protection of goodwill) shall not preclude any Vendor from being engaged, concerned or interested in any of the permitted interests set out in Schedule 9 (Permitted Interests) as may be amended by written agreement between the Purchaser and any Vendor with respect to that Vendor's own interests.

14.5

Each undertaking contained in this clause 14 (Protection of goodwill) shall be construed as a separate and independent undertaking and, while the restrictions set out in this clause 14 (Protection of goodwill) are considered by the parties to be reasonable in all the circumstances, it is agreed that if any one or more of such restrictions shall, either taken by itself or themselves together, be adjudged to go beyond what is reasonable in all the circumstances for the protection of the Purchaser's legitimate interests but would be adjudged reasonable if any particular restriction or restrictions were deleted or any part or parts of the wording thereof were deleted, restricted or limited in any particular manner (including any reduction in their duration or geographical scope) then such restrictions shall apply with such deletions, restrictions or limitations as the case may be.

15.	Set Off

15.1	If there is a Determined Relevant Claim that has not been paid (an "Existing Liability"), the Purchaser and Vendors agree that the provisions of this clause 15 (Set Off) shall apply.

15.2

In respect of the Existing Liability, the Purchaser shall be entitled to withhold and set off from any unpaid part of the [***] payable (if any) by the Purchaser to the Vendors an amount equal to the Existing Liability and, the amount of the [***] payable to the Vendors at such time shall be deemed to be reduced by the amount equal to the Existing Liability.

15.3	The Purchaser and Vendors agree that clause 15.2 shall be without prejudice to the Purchaser’s other rights to enforce any recovery of the Existing Liability.

15.4	If at the time any payment of the [***] is due the Purchaser has notified the Vendors’ Representative of a Relevant Tax Liability Claim, which is an Outstanding Relevant Claim:

(a)

the Purchaser shall be entitled to hold back from any payment of the [***] the amount equal to the Purchaser’s best estimate, acting reasonably, of the sum payable by that Vendor in respect of that Outstanding Relevant Claim (the “Withheld Amount“) pending such claim becoming a Determined Relevant Claim; and

(b)

to then set off the Withheld Amount against any amount due to the Purchaser following the Outstanding Relevant Claim becoming a Determined Relevant Claim against such hold back, and if the quantum of the actual liability of that Vendor in respect of such Determined Relevant Claim is less than the Withheld Amount, then the Purchaser shall within 10 Business Days of such claim becoming a Determined Relevant Claim, pay to that Vendor the amount by which the Withheld Amount exceeds the actual liability of such Determined Relevant Claim.

15.5

If the Outstanding Relevant Claim is agreed in writing by the Purchaser to be withdrawn, or is struck out or dismissed by a court of competent jurisdiction where no right of appeal exists or any appeal is time barred, then the Outstanding Relevant Claim shall be treated as having being settled for no sum and the Purchaser shall within 10 Business Days of such event pay to that Vendor all of the Withheld Amount.

16.	[***]

16.1	[***]

16.2	[***]

16.3	[***]

(a)	[***]

(b)	[***]

[***]

16.4	[***]

16.5	[***]

(a)	[***]

(b)	[***]

(c)	[***]

(d)	[***]

(e)	[***]

(f)	[***]

(g)	[***]

16.6	[***]

16.7	[***]

16.8	[***]

16.9	[***]

(a)	[***]

(b)	[***]

(c)	[***]

[***]

16.10	[***]

17.	[***]

17.1	[***]

17.2	[***]

17.3	[***]

17.4	[***]

17.5	[***]

18.	General

18.1	Entire agreement

(a)

This Agreement and all of the Transaction Documents together set out the entire agreement and understanding between the parties and supersede all prior agreements, understandings or arrangements (whether oral or written) in respect of the subject matter of this Agreement.

(b)

Each party acknowledges that it has entered into this Agreement in reliance only upon the warranties, promises and terms specifically contained in this Agreement and, save as expressly set out in this Agreement, no party shall have any liability in respect of any other representation, warranty or promise made prior to the date of this Agreement, unless it was made fraudulently.

(c)	Each party agrees and acknowledges that:

(i)

in entering into this Agreement (and the other Transaction Documents) it does not rely on, and shall have no rights or remedies in respect of, any statement, representation, assurance or warranty (whether made innocently or negligently) that is not set out in this Agreement; and

(ii)	it shall have no claim for innocent or negligent misrepresentation based on any statement, warranty or representation in this Agreement or any other Transaction Document.

(d)	The Purchaser shall not be entitled to terminate or rescind this Agreement or any other Transaction Document.

18.2	Contracts (Rights of Third Parties) Act 1999

No term of this Agreement (whether express or implied) is enforceable pursuant to the Contracts (Rights of Third Parties) Act 1999 or otherwise by any person who is not a party to it.

18.3	Assignment

(a)

This Agreement shall be binding on and enure for the benefit of the successors in title of the parties but no party may assign, transfer, mortgage, charge, declare a trust of, or deal in any other way with any or all of its interest, rights or obligations under this Agreement without the prior written consent of the other party. Any purported assignment in contravention of this clause 18.3 (Assignment) shall be void.

(b)

The Purchaser may assign its rights under this Agreement to any member of the Purchaser Group, provided that the Vendors shall not be under any greater liability or obligation as a result of such assignment and the amount of any loss or damage recovered by such assignee shall be calculated as if that person had originally been named a Purchaser. Such assignee shall not be entitled to enforce any right assigned to it if it ceases to be a member of the Purchaser Group.

18.4	Variation

(a)

Subject to sub-clause 18.4(b) (Variation), no purported variation of this Agreement shall be effective unless it is in writing and signed by or on behalf of the Vendors' Representative and the Purchaser.

(b)

Pursuant to Section 2(3)(a), Contracts (Rights of Third Parties) Act 1999, the parties, in accordance with sub-clause 18.4(a) (Variation), may without limit or restriction vary this Agreement or any provision of it which may be enforced by a third party or otherwise amend this Agreement in such a way as to extinguish or alter such third party's entitlement under any such provision without the consent of that third party.

18.5	Effect of Completion

Except to the extent already performed, all the provisions of this Agreement shall, so far as they are capable of being performed or observed, continue in full force and effect notwithstanding Completion.

18.6	Invalidity

To the extent that any provision of this Agreement is found by any court or competent authority to be invalid, unlawful or unenforceable in any jurisdiction, that provision shall:

(a)	be deemed not to be a part of this Agreement;

(b)	not affect the enforceability of the remainder of this Agreement; and

(c)	not affect the validity, lawfulness or enforceability of that provision in any other jurisdiction.

18.7	Remedies, releases and waivers

(a)

Save as expressly set out in this Agreement or any other Transaction Document, the only right or remedy for any breach of, or otherwise arising out of or in connection with, this Agreement or any other Transaction Document will be an action for damages for breach of contract and any other right or remedy (express or implied) which would otherwise be available is excluded to the fullest extent possible.

(b)

Any party may, in whole or in part, release, compound, compromise, waive or postpone, in its absolute discretion, any liability owed to it or right granted to it in this Agreement by any other party or parties without in any way prejudicing or affecting its rights in respect of that or any other liability or right not so released, compounded, compromised, waived or postponed.

(c)

No single or partial exercise, or failure or delay in exercising any right, power or remedy by any party shall constitute a waiver by that party of, or impair or preclude any further exercise of, that or any right, power or remedy arising under this Agreement or otherwise.

18.8	Further assurance

After Completion, each Vendor shall execute such documents and take such steps as the Purchaser may reasonably require to vest the full title to the Sale Shares sold by such Vendor in the Purchaser.

18.9	Counterparts

(a)	This Agreement may be executed in any number of counterparts and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart.

(b)	Each counterpart, when executed, shall be an original of this Agreement and all counterparts shall together constitute one instrument.

18.10	Confidentiality

(a)

Except as referred to in sub-clause 18.10(b) (Confidentiality) or permitted by clause 19 (Announcements), each party shall treat as strictly confidential all information received or obtained as a result of entering into or performing this Agreement which relates to:

(i)	the provisions or subject matter of this Agreement or any other Transaction Document;

(ii)	any other party, or in the case of the Vendors, the Company; or

(iii)	the negotiations relating to this Agreement or any other Transaction Document.

(b)	Any party may disclose information which would otherwise be confidential if and to the extent:

(i)	it is required to do so by Applicable Law or any securities exchange or regulatory or governmental body to which it is subject wherever situated;

(ii)	it considers it necessary to disclose the information to a Tax Authority in order to comply with its tax reporting or tax paying obligations;

(iii)	it considers it necessary to disclose the information to its professional advisers, auditors and bankers provided that it does so on a confidential basis;

(iv)	the information has come into the public domain through no fault of that party;

(v)

the information is required to be disclosed to the W&I Insurer or any broker advising on the W&I Policy in connection with the arrangement or administration of, or any claim to be made under, the W&I Policy;

(vi)	the information was previously disclosed to it without any obligation of confidence; or

(vii)	each party to whom it relates has given its consent in writing.

(c)

Each party shall supply the other party with such information about itself, its corporate group or this Agreement as the other party may reasonably require for the purposes of satisfying the requirements of any Applicable Law or any Governmental Authority or any securities exchange of competent jurisdiction to which the requesting party is subject.

18.11	Default interest

If any party defaults in the payment when due of any sum payable under this Agreement (whether payable by agreement or by an order of a court or otherwise), the liability of that party shall be increased to include interest on that sum from the date when such payment was due until the date of actual payment at a rate per annum of 4% above the base rate from time to time of National Westminster Bank Plc and such interest shall accrue from day to day and shall be compounded annually (provided that in respect of any Tax Claim, such interest shall accrue on the amount owing after deduction for any interest that has already been taken into account in the amount payable in respect of the Tax Claim, whether payable to the Purchaser or any other person (including a Tax Authority)).

19.	Announcements

19.1

Subject to sub-clauses 19.2 and 19.3 (Announcements), no announcement, circular or other communication (whether oral or written) concerning the terms of this Agreement (or the transaction contemplated or referred to in it) shall be made or issued by or on behalf of any of the parties without the prior written consent of the Vendors' Representative and the Purchaser.

19.2	The parties authorise the release of the Agreed Announcement as soon as practicable following Completion.

19.3

Any announcement, circular or other communication made or issued by or on behalf of any party which is required by Applicable Law or the rules of any regulatory or Governmental Authority to which that party is subject, including any stock exchange on which any securities of that party are listed, may be made or issued by or on behalf of that party without consent if (to the extent permitted by such Applicable Law or rules) it has first sought consent and given the other parties a reasonable opportunity to comment on the subject matter and form of the announcement or circular (given the time scale within which it is required to be released or despatched) to the extent that it is permitted to do so by Applicable Law.

20.	Costs and expenses

20.1

Except as set out in sub-clauses 20.2, 20.4 (Costs and expenses) or otherwise expressly provided in this Agreement, each party shall bear its own costs and expenses incurred in the preparation, execution and implementation of this Agreement.

20.2	The Purchaser shall pay all stamp and other transfer duties and registration fees applicable to any document to which it is a party and which arise as a result of or in consequence of this Agreement.

20.3	The W&I Costs shall be paid by the Purchaser (50%) and the Vendors (50%).

20.4

Where under the terms of this Agreement one party is liable to indemnify or reimburse another party in respect of any costs, charges or expenses, the payment shall include an amount equal to any VAT thereon not otherwise recoverable by the other party (or the representative member of any VAT group of which it forms part).

21.	Payments

21.1	Save as expressly provided to the contrary in this Agreement:

(a)	[***]

(b)

payment under sub-clauses 21.1(a) (Payments) shall be in immediately available funds by electronic transfer on the due date for payment and receipt of the amount due shall be an effective discharge of the relevant payment obligation; and

(c)	if any sum due for payment is not paid on its due date in accordance with this Agreement, default interest shall accrue in accordance with sub-clause 18.11 (Default interest).

22.	Notices

22.1	Any notice to a party under this Agreement shall be in writing to:

(a)

in the case of the Vendors (in any capacity whatsoever under this Agreement) to the email address and postal address of the relevant Vendor as set out in Schedule 1 (The Vendors), or as otherwise notified in writing by the relevant Vendor to the Purchaser from time to time; and

(b)	in the case of the Purchaser:

(i)	Address: Gilchrist Road, Northbank Industrial Park, Irlam, M44 5AY

(ii)	For the Attention of: Ephraim Starr

(iii)	Email:[***]

(iv)	Copy (which shall not be required to constitute 'Notice'): simon.fielder@twobirds.com and meldah.pilusa@twobirds.com or as otherwise notified in writing from the Purchaser to the Vendors' Representative from time to time.

22.2

Where a notice is to be served on the Vendors' Representative, the notice shall be in writing and shall be sent by email with a copy sent by prepaid first class post (including by international courier) to:

Name:          Simon Jones

Address: [***]

Email: [***]

Copy: (which shall not be required to constitute 'Notice'): justin.starling@osborneclarke.com and emma.charlton@osborneclarke.com

22.3	A notice shall be deemed to have been served at the time of completion of transmission of email by the sender.

22.4	In proving service it shall be sufficient to prove:

(a)	in the case of a letter sent by prepaid first class post or prepaid recorded delivery (including by international courier), that the letter was properly addressed, stamped and posted; and

(b)	in the case of email, that the email was properly addressed and correctly left the email account of the sender.

22.5	A party shall not attempt to prevent or delay the service on it of a notice connected with this Agreement.

22.6

Each of the Vendors agrees that the process by which any proceedings are begun arising out of or in connection with this Agreement may be served on them by being delivered to the Vendors' Representative at the address set out in sub-clause 22.2 or such other address provided by them to the Purchaser from time to time. If the appointment of the Vendors' Representative ceases to be effective in respect of the Vendors, the Vendors shall immediately appoint a further person to accept service of process on their behalf.

22.7	Subject to sub-clause 22.6, each of the Vendors agrees that:

(a)

any notice or other document which the Purchaser wishes to deliver to the Vendors or any of them arising out of or in connection with this Agreement may be delivered to them by being delivered to the Vendors' Representative at his address specified in sub-clause 22.2;

(b)

any notice, consent, agreement, direction or waiver required or permitted to be given or made by all or some of the Vendors (as the case may be) under this Agreement will be validly given or made on their behalf if given or made by the Vendors' Representative for the purposes of this Agreement.

23.	Vendors' Representative

23.1	Each Vendor hereby appoints Simon Jones as the Vendors' Representative who may, among other matters, on their behalf in their capacity as Vendors:

(a)	sign instructions and/or authorise distribution of the Consideration to the Vendors;

(b)	conduct on their behalf and agree the terms of any settlement of any Claim or any other claim under this Agreement or any other Transaction Document brought by or against the Purchaser;

(c)

give any consent, agreement, decision, direction or waiver required or permitted to be given or make any request on behalf of all or some of the Vendors (as the case may be) pursuant to the terms of this Agreement or the Transaction Documents (and any such consent, agreement, decision, direction, waiver or request shall bind all the relevant Vendors, as appropriate;

(d)	sign and deliver any document required by this Agreement or any other Transaction Document to be signed by the Vendors or any of them; and

(e)

receive any notices to be delivered by the Purchaser to the Vendors under this Agreement or any of the other Transaction Documents and the Vendors' Representative shall give notice to all relevant Vendors of any notices received by them.

23.2

Without prejudice to sub-clause 23.1, each Vendor acknowledges and agrees that the Vendors' Representative is authorised by them to receive and acknowledge service of notice on their behalf and otherwise carry out all such actions as may be specified to be carried out by the Vendors' Representative under this Agreement and the other Transaction Documents.

23.3

Save in the case of gross negligence or wilful misconduct, the Vendors’ Representative shall, provided he acts in good faith, not be liable to the Vendors or any other person other than the Purchaser in connection with or as a result of anything which the Vendors' Representative does, refrains from doing or neglects or omits to do in connection with any matter relating to this Agreement or any of the Transaction Documents.

23.4	For any thing or act done or omitted to be done hereunder or under any of the Transaction Documents as the Vendors’ Representative while acting in good faith.

23.5

The Vendors (acting by those Vendors holding a simple majority of the Sale Shares immediately prior to Completion) may at any time appoint a different person to act as the Vendors' Representative by written notice to the Purchaser, which appointment shall take effect from the date on which such notice is deemed to be served pursuant to clause 22 (Notices) or such later date as may be specified in the notice.

24.	Governing law and jurisdiction

24.1	This Agreement and any dispute, claim or obligation (whether contractual or non-contractual) arising out of or in connection with it, its subject matter or formation shall be governed by English law.

24.2

The parties irrevocably agree that the English courts shall have exclusive jurisdiction to settle any dispute or claim (whether contractual or non-contractual) arising out of or in connection with this Agreement, its subject matter or formation.

This Agreement has been signed and delivered as a deed on the date appearing at the beginning of it.

The Vendors

Signed by
Dr. Antony Cox	/s/ Antony Cox
In the presence of:

Signature of Witness

Name of Witness

Address of Witness

Occupation of Witness

Signed by
Simon Jones	/s/ Simon Jones
In the presence of:

Signature of Witness

Name of Witness

Address of Witness

Occupation of Witness

Signed by
Emma Rooth	/s/ Emma Rooth
In the presence of:

Signature of Witness

Name of Witness

Address of Witness

Occupation of Witness

Signed by
Katrina Nurse	/s/ Katrina Nurse
In the presence of:

Signature of Witness

Name of Witness

Address of Witness

Occupation of Witness

Signed by
Andrew Roddam	/s/ Andrew Roddam
In the presence of:

Signature of Witness

Name of Witness

Address of Witness

Occupation of Witness

Signed by
Professor Richard Trembath	/s/ Richard Trembath
In the presence of:

Signature of Witness

Name of Witness

Address of Witness

Occupation of Witness

Signed by
Linda Naylor	/s/ Linda Naylor
In the presence of:

Signature of Witness

Name of Witness

Address of Witness

Occupation of Witness

EXECUTED and DELIVERED as a DEED by AZENTA (UK) LTD acting by …………………………………………………, in the presence of:	) ) ) ) )

Signature of Witness:

Name of Witness:

Address of Witness:

Occupation of Witness:

EXECUTED and DELIVERED as a DEED by [***] acting by …………………………………………………, in the presence of:	) ) ) ) )

Signature of Witness:

Name of Witness:

Address of Witness:

Occupation of Witness: